As filed with the Securities and Exchange Commission on August 9, 2006	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification Number)

Maxwell Roberts Building
1 Church Street
Hamilton HM 11 Bermuda
(441) 295-8201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aspen Insurance Holdings Limited
2006 Stock Option Plan for Non-Employee Directors
(Full title of the plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 590-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Groll, Esq. LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, NY 10019-5389 Telephone: (212) 424-8000 Facsimile: (212) 424-8500	Joseph D. Ferraro, Esq. LeBoeuf, Lamb, Greene & MacRae LLP No. 1 Minster Court, Mincing Lane London, EC3R 7AA Telephone:(011-44-20) 7459 5000 Facsimile: (011-44-20) 7459 5099

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, par value $0.0015144558 per share, to be issued under the Plan	400,000 shares	$23.19	$9,276,000	$992.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), there are also registered hereunder such indeterminate number of additional shares as may become issuable under the Aspen Insurance Holdings Limited (‘‘Aspen’’) 2006 Stock Option Plan for Non-Employee Directors (the ‘‘Plan’’) as a result of stock splits, stock dividends or similar transactions which result in an increase in the number of Aspen’s outstanding ordinary shares.

(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of Aspen’s ordinary shares on the New York Stock Exchange on August 4, 2006.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the ‘‘Commission’’) as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, Aspen will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such other documents required to be delivered to employees pursuant to Rule 428(b)(1). Requests for such information should be directed to the Company Secretary, Maxwell Roberts Building, 1 Church Street, Hamilton HM 11 Bermuda, (441) 295-8201.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by Aspen, are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)	Aspen's Annual Report on Form 10-K for the year ended December 31, 2005;

(b)	Aspen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c)	Aspen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(d)	Aspen’s Current Report on Form 8-K filed February 23, 2006;

(e)	Aspen’s Current Report on Form 8-K filed April 18, 2006;

(f)	Aspen’s Current Report on Form 8-K filed May 22, 2006;

(g)	Aspen's Current Report on Form 8-K filed May 26, 2006; and

(h)	The description of Aspen’s ordinary shares contained in Item 1 of Aspen’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) on November 25, 2003, in which reference is made to the information set forth under the headings ‘‘Description of Share Capital’’ and ‘‘Shares Eligible for Future Sale’’ in the Registrant’s Registration Statement on Form F-1 (File No. 333-110435), filed with the Commission on November 12, 2003, and thereafter amended and supplemented, including any amendment, report or prospectus filed for the purpose of updating such description.

In addition, all documents filed by Aspen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of the Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Bye-Law 145 of Aspen’s bye-laws provides, among other things, that, subject to certain provisos, Aspen’s directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators; collectively, the ‘‘Indemnified Persons’’) shall be indemnified and held harmless out of the assets of Aspen against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by reason of any act done, conceived in or omitted in the conduct of Aspen’s business or in the discharge of his duties and the indemnity contained in Bye-Law 145 shall extend to the Indemnified Persons of Aspen acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided always that the indemnity contained in Bye-Law 145 shall not extend to any matter which would render it void under the Bermuda Companies Act 1981, as amended (the ‘‘Companies Act’’).

Bye-Law 149 of Aspen’s bye-laws provides that each shareholder and Aspen agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of Aspen, against any director or officer of Aspen on account of any action taken by such director or officer or the failure of such director or officer to take any action in the performance of his duties with or for Aspen, provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud of such director or officer or to recover any gain, personal profit or advantage to which such director or officer is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in Aspen’s bye-laws or in a contract or arrangement between Aspen and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Aspen has purchased directors and officers liability insurance policies. Such insurance will be available to Aspen’s directors and officers in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers, subject to the limitation of the policy terms.

Item 7.     Exemption From Registration Claimed

Not applicable.

Item 8.     Exhibits

Exhibit Number	Description of Document
3.1	Certificate of Incorporation and Memorandum of Association of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's 2003 Registration Statement on Form F-1 (Registration No. 333-110435))
3.2	Amended and Restated Bye-Laws of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's Current Report on Form 8-K filed on May 27, 2005)
3.3	Amended Bye-Law 87 of the Bye-Laws of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006)
4.1	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Aspen’s 2003 Registration Statement on Form F-1 (Registration No. 333-110435))
5.1	Opinion of Appleby Spurling Hunter
23.1	Consent of KPMG Audit Plc
23.2	Consent of Appleby Spurling Hunter (included as part of Exhibit 5.1)
24.1	Powers of attorney of officers and directors (included on the signature page of this Registration Statement)
99.1	Aspen's 2006 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 to Aspen’s Current Report on Form 8-K, filed with the Commission on May 26, 2006)
99.2	Form F-N

Item 9.     Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Aspen certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hamilton, Bermuda, on the 9th day of August, 2006.

ASPEN INSURANCE HOLDINGS LIMITED
By: /s/ Christopher O’Kane Christopher O’Kane Chief Executive Officer

The undersigned do hereby constitute and appoint Christopher O’Kane and Julian Cusack, and each of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable Aspen to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of August, 2006.

Signature	Title

/s/ Paul Myners	Chairman and Director

Paul Myners

/s/ Christopher O’Kane	Chief Executive Officer and Director (Principal Executive Officer)

Christopher O’Kane

/s/ Julian Cusack	Chief Financial Officer and Director (Principal Financial Officer)

Julian Cusack

/s/ Ian Campbell	Principal Accounting Officer

Ian Campbell

/s/ Julian Avery	Director

Julian Avery

/s/ Ian Cormack	Director

Ian Cormack

/s/ Heidi Hutter	Director

Heidi Hutter

/s/ David Kelso	Director

David Kelso

/s/ Prakash Melwani	Director

Prakash Melwani

/s/ Norman Rosenthal	Director

Norman Rosenthal

/s/ Kamil Salame	Director

Kamil Salame

/s/ Denise Tessier-Brown

Denise Tessier-Brown (Authorized Representative in the United States)

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Certificate of Incorporation and Memorandum of Association of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's 2003 Registration Statement on Form F-1 (Registration No. 333-110435))
3.2	Amended and Restated Bye-Laws of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's Current Report on Form 8-K filed on May 27, 2005)
3.3	Amended Bye-Law 87 of the Bye-Laws of Aspen (incorporated herein by reference to Exhibit 3.1 to Aspen's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006)
4.1	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to Aspen’s 2003 Registration Statement on Form F-1 (Registration No. 333-110435))
5.1	Opinion of Appleby Spurling Hunter
23.1	Consent of KPMG Audit Plc
23.2	Consent of Appleby Spurling Hunter (included as part of Exhibit 5.1)
24.1	Powers of attorney of officers and directors (included on the signature page of this Registration Statement)
99.1	Aspen's 2006 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 10.1 to Aspen’s Current Report on Form 8-K, filed with the Commission on May 26, 2006)
99.2	Form F-N